EXHIBIT 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 27, 2008, relating to the consolidated financial statements of  Silicon Image, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an Interpretation of FASB No. 109), and the effectiveness of Silicon Image, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Silicon Image, Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

San Jose, California
May 22, 2008